Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Rainmaker Systems, Inc.
Campbell, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-113812, 333-117625, 333-126267, 333-127492, 333-132353, 333-135265, 333-138640, 333-139888, 333-140877, 333-146773 and 333-171946) and Form S-8 (Nos. 333-91095, 333-63034, 333-85298, 333-107285, 333-113201, 333-123445, 333-132894, 333-146771, 333-149672, 333-153177, 333-159266, 333-165900, 333-172360, 333-179163, 333-185716, 333-186102, 333-186747 and 333-189571) of Rainmaker Systems, Inc. of our report dated April 1, 2014, relating to the consolidated financial statements and schedule, which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO USA, LLP

San Jose, California
April 1, 2014